Exhibit 99.1

Polar Power Receives Trial Order for 50 Propane-Fueled DC Generators from Major Southeast Asian Telecom Operator

Initial order potential first step to a multi-year deployment program.

GARDENA, Calif. - September 29, 2026 - Polar Power, Inc. (Nasdaq: POLA) (“Polar” or the “Company”), a designer and manufacturer of high-efficiency DC power systems for telecom and other mission-critical applications, today announced it has received a trial order for 50 propane-fueled DC generators from a major Tier 1 telecom operator in Southeast Asia. The generators will power off-grid and bad-grid cell sites.

The trial is the first phase of a potential five-year program that could cover approximately 2,500 of the customer’s sites. Discussions between the Company and this customer have begun on the next phase of 200 propane generators. The customer has not committed to broader deployment. If it proceeds, and based on current estimated system pricing, the opportunity could represent up to approximately $60 million in revenue over five years. Polar’s DC Generator ranges from $19,000 to $27,000 each depending on accessories and service options.

The order follows the Company’s more than five years of work with telecom operators in the Asia-Pacific region, including vendor qualification, multiple rounds of technical evaluation, field testing, and operational reviews.

According to the TowerXchange’s Q2 2024 Asia Guide there are 426,967 telecom towers/sites across the eight Southeast Asian markets.

“This order is an important step toward modernizing telecom power with LPG and DC systems,” said Arthur D. Sams, Chief Executive Officer of Polar. “We believe the combination of economic and environmental benefits will attract other operators and LPG distributors, whose participation could help accelerate our sales. Our expectation is that orders from other Telecom companies in this region will take months to close as opposed to years due to the large energy savings especially with the rising cost and theft of diesel fuel.”

Product and expected benefits

Polar’s DC generator combines its Supra™ system controls and a high-efficiency permanent magnet alternator with Toyota 1KS prime power engines. Based on field experience, the Company estimates that:

●	Fuel: The system uses approximately 40% less fuel than diesel AC generator solutions without solar. Paired with solar, savings have been demonstrated at 59% and higher.

●	Maintenance: The oil change interval is approximately 4,500 hours, versus approximately 250 hours for standard diesel AC gensets, which reduces the cost of site visits.

●	Operating cost: Because fuel is a large share of operating expense at off-grid and bad-grid sites, fuel savings has a meaningfully impact on lowering total site OPEX.

Supply readiness

Given long engine lead times, Polar has purchased approximately 2,000 Toyota 1KS engines to support potential volume growth. The Company previously wrote down approximately $4 million of usable engine inventory, and expects that using this inventory may support improved margins as volumes ramp. Polar’s large inventory of Toyota 1KS engines should help facilitate a rapid delivery of generators into emerging markets.

The economics is driving the sale

1.	Fuel Savings. During the field trails Polar demonstrated 40% fuel savings. From field observation, diesel cost per site ranges from $960 to $2,400 per month. The estimated diesel cost does not include theft in the region of 15% to 25%. The net savings at 40% is $384 to $960 a month. Assuming a deployment of 2,500 sites, the annual saving ranges from $11M to $28M with Polar DC generators.

2.	Maintenance savings. Scheduled maintenance service for a Diesel AC generator is 200 to 250 hours; so, running 12 to 24 hours a day will require 18 to 36 service trips a year. The Polar DC generator with the Toyota engine has a scheduled service maintenance of 4,500 hours requiring a maximum of 2 visits a year running 24 hours a year. The Company estimates that the cost is $100 to $150 per site visit for a Diesel AC generator, totaling between $1,800 to $5,400 per year per site, while maintaining a Polar DC generator costs $600 per year running 24/7. Assuming a deployment of 2,500 sites, the annual saving ranges from $3M to $12M with Polar DC generator.

Broader LPG opportunity

In addition, a major local LPG distributor expects to receive a contract from its customer to fuel each site for 6 years. Our telecom customer was concerned with getting propane to each site and the participation of a major LPG distributor was essential to the program success. The LPG distributor will benefit with a substantial increase in revenues as new wave of opportunity opens with power generation using LPG in place of diesel.

About Polar Power, Inc.

Polar Power, Inc. (NASDAQ: POLA) designs, manufactures and sells direct-current power generators, renewable energy systems and other power solutions for applications including telecommunications, drone defense, robotics, EV charging, micro-grids military and commercial markets. The Company is headquartered in Gardena, California.

For more information, please visit www.polarpower.com. or follow Polar Power on www.linkedin.com/company/polar-power-inc/.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential size, timing, and revenue of a broader deployment, customer adoption, expected fuel and cost savings, LPG distributor participation, and future margins. These statements involve risks and uncertainties, including but not limited to that the customer may not proceed beyond the trial, delays in telecom adoption cycles, pricing and competition, supply chain and inventory risks, and other factors described in the Company’s SEC filings, including its most recent Form 10-K and 10-Q. Actual results may differ materially. The Company undertakes no obligation to update these statements except as required by law.

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